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Exhibit 14.2

SPORT-HALEY, INC.

CODE OF CONDUCT AND ETHICS FOR
DIRECTORS, OFFICERS AND EMPLOYEES

  1.
  Purpose.

        The Board of Directors (the "Board") of Sport-Haley, Inc. (the "Company") has adopted the following Code of Conduct and Ethics (the "Code") to apply to the Company's directors, officers and employees. This Code provides guidance to all employees, officers and directors in addition to the Code of Ethics for Senior Financial Officers, which is applicable to senior financial officers of the Company. This Code is intended to focus directors, officers and employees on areas of ethical risk, provide guidance to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct, foster a culture of honesty and accountability, deter wrongdoing and promote fair and accurate disclosure and financial reporting.

        All employees are expected to adhere to the Company's corporate values, policies and procedures, as described in the employee handbook and various memoranda and as amended from time to time. This Code supplements, but does not supersede, the obligations imposed by the employee policies and procedures

        No code or policy can anticipate every situation that may arise. Accordingly, this Code is intended to serve as a source of guiding principles. Employees are encouraged to bring questions about particular circumstances that may involve one or more of the provisions of this Code to the attention of their supervisors. Directors and officers should bring any such questions to the Chairman of the Audit Committee, who may consult with outside legal counsel as appropriate.

  2.
  Introduction.

        Each director, officer and employee is expected to adhere to a high standard of ethical conduct. The good name of the Company depends on the way directors, officers and employees conduct business and the way the public perceives that conduct. Unethical actions, or the appearance of unethical actions, are not acceptable. Directors, officers and employees are expected to be guided by the following principles in carrying out their responsibilities:

  •
  Loyalty.  Directors, officers and employees should not be, or appear to be, subject to influences, interests or relationships that conflict with the interests of the Company.

  •
  Compliance with Applicable Laws.  Directors, officers and employees are expected to comply with all laws, rules and regulations applicable to the Company's activities.

  •
  Observance of Ethical Standards.  Directors, officers and employees must adhere to high ethical standards in the conduct of their duties. These include honesty and fairness.

  3.
  Integrity of Records and Public Reporting.

        Directors, officers and employees should promote the accurate and reliable preparation and maintenance of the Company's financial and other records. Diligence in accurately preparing and maintaining the Company's records allows the Company to fulfill its reporting obligations and to provide stockholders, governmental authorities and the general public with full, fair, accurate, timely and understandable disclosure. In this regard, directors, officers and employees (where applicable) should: (a) accurately document and account for transactions on the books and records of the Company; and (b) diligently maintain reports, vouchers, bills, invoices, payroll and service records, business measurement and performance records and other essential data. Senior financial officers also are responsible for establishing and maintaining adequate disclosure controls and procedures and internal controls and procedures, including procedures designed to promote full, fair, accurate, timely and understandable disclosure in reports filed with the Securities and Exchange Commission and other public communications. In that regard, senior financial officers should refer also to the Code of Ethics for Senior Financial Officers.

  4.
  Conflict of Interest.

        Directors, officers and employees must avoid any conflicts of interest between themselves and the Company. Any situation that involves, or may involve, a conflict of interest with the Company, should be disclosed promptly. Employees should bring the conflict of interest to the attention of their supervisor. Directors and officers should bring the conflict of interest to the attention of the Chairman of the Audit Committee, who may consult with inside or outside legal counsel as appropriate.

        A "conflict of interest" can occur when an individual's personal interest is adverse to—or appears to be adverse to—the interests of the Company. Conflicts of interest also can arise when an individual, or a member of his or her immediate family, receives improper personal benefits as a result of his or her position with the Company. "Immediate family" includes a person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone who shares such person's home.

        This Code does not attempt to describe all possible conflicts of interest that could develop. Some of the more common conflicts from which directors, officers and employees must refrain, however, are set forth below.

  •
  Improper conduct and activities.  Directors, officers and employees may not engage in any conduct or activity that is inconsistent with the Company's interests or that disrupts or impairs the Company's relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship.

  •
  Compensation from non-Company sources.  Directors, officers and employees may not accept compensation (in any form) for services performed for the Company from any source other than the Company.

  •
  Gifts.  Directors, officers and employees and members of their immediate families may not accept gifts from persons or entities where any such gift is being made in order to influence their actions in their position with the Company, or where acceptance of the gift could create the appearance of a conflict of interest.

  •
  Personal use of Company assets.  Directors and officers may not use Company assets, labor or information for personal use, other than incidental personal use, unless approved by the Chairman of the Audit Committee or as part of a compensation or expense reimbursement program. Employees may not use Company assets, labor or information for personal use, other than incidental personal use, unless approved by their supervisor or as part of a compensation or expense reimbursement program.

  5.
  Corporate Opportunities.

        Directors, officers and employees are prohibited from: (a) taking for themselves personally opportunities related to the Company's business; (b) using the Company's property, information, or position for personal gain; or (c) competing with the Company for business opportunities.

  6.
  Fair Dealing.

        The Company has a history of succeeding through honest business competition. We do not seek competitive advantages through illegal or unethical business practices. Each director, officer and employee should endeavor to deal fairly with the Company's customers, clients, service providers, suppliers, competitors and employees. No director, officer or employee should take unfair advantage of anyone through manipulation, misrepresentation of material facts, or any unfair dealing practice.

  7.
  Confidentiality.

        Directors, officers and employees should maintain the confidentiality of information entrusted to them by the Company and any other confidential information about the Company, its business, customers or suppliers, that comes to them, from whatever source, except when disclosure is authorized or legally mandated. For purposes of this Code, "confidential information" includes all non-public information relating to the Company, its business, customers or suppliers.

  8.
  Compliance with Laws, Rules and Regulations.

        Directors, officers and employees shall comply with all governmental laws, rules and regulations applicable to the Company, including insider trading laws. They also must provide all constituents, including the Securities and Exchange Commission if required, with information that is accurate, complete, objective, relevant, timely and understandable. Transactions in Company securities are governed by the Company's Stock Trading Window Policy.

  9.
  Reporting Illegal or Unethical Behavior.

        Employees should communicate any actual or suspected violations of this Code promptly to their supervisors. If an employee has concerns regarding accounting or auditing matters, the employee may submit those concerns to the Audit Committee Chairman, as described in the Employee Complaint Procedures for Accounting and Auditing Matters established and adopted by the Audit Committee. The Chairman of the Audit Committee may be contacted anonymously by regular mail, or by telephone or email at the following addresses:

    James R. TenBrook (Chairman of the Audit Committee)
    Karsh Consulting, P.C.
    650 South Cherry Street, Suite 115
    Denver, 80246

Telephone:	(303) 825-1000
Fax:	(303) 825-8800
Email:	jtenbrook@karshcpa.com

        Anonymous communications will be treated as confidential.

        Directors and officers should communicate any actual or suspected violations of this Code (and any concerns regarding accounting or auditing matters) to the Chairman of the Audit Committee.

        Violations of this Code will be investigated by the Board of Directors or by a person or persons designated by the Board, and appropriate disciplinary action will be taken in the event of any violations of the Code, up to and including termination. Directors, officers and employees may not be retaliated against for reporting actual or suspected violations of this Code in good faith. If a director, officer or employee believes that he or she has been discharged, disciplined or otherwise penalized for reporting a violation in good faith, he or she should immediately report that belief to the Chairman of the Audit Committee.

  10.
  Waivers and Amendments.

        Any waivers of to this Code for directors and officers or amendments of this Code must be approved by the Board.

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  Exhibit 14.2
SPORT-HALEY, INC. CODE OF CONDUCT AND ETHICS FOR DIRECTORS, OFFICERS AND EMPLOYEES